Exhibit 8.4

[Letterhead of Stikeman Elliott LLP]

[—], 2012

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

Ladies and Gentlemen:

Re:	Catalyst Health Solutions (the “Company”)

We act as Canadian counsel to the Company in connection with the proposed merger (the “Merger”) of the Company, a Delaware corporation, with and into Catamaran I Corp. (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of SXC Health Solutions, Inc. (“US Corp.”), a Texas corporation and a wholly owned subsidiary of SXC Health Solutions Corp (“SXC”), with the Company surviving (the “Surviving Corporation”) and immediately following the Merger, provided certain conditions are met, the merger (the “Subsequent Merger” and together with the Merger, the “Transactions”) of the Surviving Corporation with and into Catamaran II LLC (“Merger LLC”), a Delaware limited liability company and a direct wholly owned subsidiary of US Corp, with Merger LLC surviving, all pursuant to the Agreement and Plan of Merger, dated as of April 17, 2012 (the “Merger Agreement”), among SXC, US Corp., Merger Sub, Merger LLC and the Company.

This opinion letter is being delivered in connection with, and appears as an exhibit to, the registration statement on Form S-4, including a joint proxy statement/prospectus (as amended through the date hereof, the “Registration Statement”) filed by SXC on —, 2012 with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

Scope of Review and Assumptions

In rendering the opinion set forth below:

1.	we have examined and relied upon the Registration Statement and the Merger Agreement (the “Transaction Documents”);

2.

we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction

Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents, and (vii) the enforceability of the Transaction Documents;

3.

we have assumed that (i) all covenants, representations and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable state law, (iii) none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, and (iv) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents; and

4.

we have examined and relied upon, and have assumed the accuracy of (both as of the date hereof and at the Effective Time), all statements regarding factual matters, representations and warranties contained in the Transaction Documents.

Tax Qualifications & Scope of Review

Our opinion is based on the provisions of the Income Tax Act (Canada) (the “Act”), the regulations thereunder (the “Regulations”) and the Convention Between Canada and the United States of America with respect to Taxes on Income and Capital (the “Treaty”), which are in force and effect on the date hereof, our understanding of the administrative practices and policies of the Canada Revenue Agency (the “CRA”), and such other considerations of law that we have considered to be appropriate in the circumstances.

Our opinion is restricted to our consideration of the provisions of the Act, Regulations and the Treaty as they apply to the particular matters in respect of which our opinion has been requested and does not take into account, address or otherwise anticipate the application of other laws or the application of the Act, Regulations or Treaty to other matters.

Our opinion is limited to the Canadian federal income tax issues specifically addressed herein, and no other opinion is implied or inferred. Other than as expressly stated herein, we express no opinion regarding the tax treatment of the Transactions under the laws of Canada and we do not express any opinion of the tax treatment of the Transactions under any provincial or local government within Canada or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Transactions, or on any issue relating to SXC, US Corp., Merger Sub, Merger LLC, or the Company or, in each case, to any investment therein or under any other law.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Merger Agreement, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event, or development.

Opinions

Based on the above we are of the opinion that:

1.

subject to the qualifications and limitations contained therein, the summary set out under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement is an accurate summary of the principal Canadian federal income tax considerations generally applicable to persons described therein.

Reliance

Except as stated expressly stated below, this opinion is solely for the benefit of the addressees and their successors and permitted assigns and is not, except with our prior written consent, to be disclosed to, filed with or relied upon by any other person or any governmental agency.

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Yours truly,

Stikeman Elliott LLP